UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
August 31, 2017

GoDaddy Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36904	46-5769934
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14455 N. Hayden Road
Scottsdale, Arizona 85260
(Address of principal executive offices, including zip code)

(480) 505-8800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02    Termination of a Material Definitive Agreement
As previously announced, on April 3, 2017, Desert Newco, LLC, GD Finance Co, Inc. (“GD FinCo”), the lending institutions from time to time parties thereto, and Barclays Bank PLC, as the Administrative Agent, entered into a credit agreement (the “Bridge Credit Agreement”), pursuant to which GD FinCo borrowed an aggregate principal amount of €500 million (the “Bridge Loan”) as a portion of the financing in connection with the acquisition of Host Europe Holdings Limited by GoDaddy Inc. (the “Company”).
As previously announced, on July 15, 2017, Host Europe GmbH, an indirect subsidiary of the Company, entered into an agreement (the “Share Purchase Agreement”) with Blitz 17-568 GmbH for the sale of all of the outstanding shares in PlusServer GmbH for a preliminary purchase price of €385 million, subject to certain adjustments provided for in the Share Purchase Agreement (the “PlusServer Sale”). The closing of the PlusServer Sale was completed on August 31, 2017.
The Company was required to apply the net cash proceeds from the PlusServer Sale to the repayment of the Bridge Loan. On August 31, 2017, the Company repaid the full principal amount on the Bridge Loan and the Bridge Credit Agreement was terminated in accordance with its terms.
Item 8.01    Other Events
The information set forth in Item 1.02 above is incorporated by reference into this Item 8.01.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GODADDY INC.

Date:	September 1, 2017	/s/ Nima Kelly
Nima Kelly
Executive Vice President & General Counsel